EXHIBIT (3)(I)3

                                    RESTATED

                              ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                           NATIONAL DIAGNOSTICS, INC.

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                          PURSUANT TO PROVISIONS OF THE

                        FLORIDA BUSINESS CORPORATION ACT

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         NATIONAL DIAGNOSTICS, INC. (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to the applicable section(s) of the Florida Business Corporation Act, the Corporation filed Articles of Amendment with the Secretary of State in which there were certain errors. Set forth below, are the correct resolutions and amendments to the Articles which are in full force and in effect as of the date hereof:

         WHEREAS, the Board of Directors has selected and recommended to the Stockholders of the Corporation the change of the Corporation's name to American Enterprise.com, Corp. and American Enterprise.com, Corp has consented to the Corporation's name change and transferred to the Corporation all rights of ownership to such name by virtue of a written consent of the majority of its shareholders effective March 3, 2000. This recommendation is based upon the Board's judgement that American Enterprise.com, Corp. will present an identity which retains the Company's established reputation for quality and performance in its current core business while, at the same time, not limiting its corporate identity with respect to its prospective businesses.

         WHEREAS, in the opinion of the Board of Directors and on the advise of outside independent investment advisors and for the purpose of consummating the closing of that certain Merger Agreement by and between the Corporation and American Enterprise Solutions, Inc., the Board of Directors believe that it is in the best interest of the Corporation and its Shareholders to undertake an immediate combination of the Corporations authorized and issued common stock, no par value.

         WHEREAS, the Stockholders owning a majority of the issued and outstanding shares of capital stock and the Board of Directors of the Corporation, by action of consent on March 3, 2000, with respect to Item 1 below have authorized the amendment to the Articles and the Board of Directors of the Corporation, by action of consent effective March 3, 2000, with respect to Items 2 and 3 below have authorized the amendments to the Articles.

          NOW THEREFORE IT IS RESOLVED, that:

1. Article I of the Articles is hereby amended to reflect that the name of the Corporation is hereby changed to AMERICAN ENTERPRISE.COM, CORP.

2. The Articles are amended to reflect that the authorized common stock as well as the issued and outstanding common stock of the Corporation is hereby combined on the basis of four (4) shares of common stock in exchange for one (1) share of common stock thereby resulting in 2,250,000 shares of authorized common stock, no par value and 2,250,000 shares issued and outstanding as of February 20, 2000, the record date for such action.

3. Except as set forth herein the Articles of Incorporation of the Corporation remain unchanged.

         The foregoing was properly authorized by the Board of Directors and by the Stockholders of the Corporation by written consent effective March 3, 2000 and the number of votes cast by the Directors and Stockholders were sufficient for approval. The foregoing Amendments do not adversely affect the rights or preferences of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division or combination exceeding the percentage of authorized shares that were unissued before the division or combination.

         IN WITNESS WHEREOF, National Diagnostics, Inc. through its designated officer has caused this Restated Certificate of Amendment to be duly executed in its corporate name as of March 6, 2000.

                                    NATIONAL DIAGNOSTICS, INC.

                                    By:/S/ CARDWELL C. NUCHOLS
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                                           Dr. Cardwell C. Nuchols, President
                                           and Director


STATE OF FLORIDA                )
                                )
COUNTY OF HILLSBOROUGH          )

         On this 6th day of March, 2000, before me, a Notary Public in and for the State and County aforesaid, personally appeared Dr. Cardwell C. Nuchols, who either is known to me personally or who supplied _______________________ as identification, acknowledged to the fact that he is the President and Director NATIONAL DIAGNOSTICS, INC., and that he executed as said officer and Director the foregoing Articles of Amendment of said Corporation as his act and deed and as the act and deed of said corporation.

         WITNESS my hand and seal of office on the date and year first aforesaid.

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                                           NOTARY PUBLIC Notary Public
                                           Commission expires: